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                                                                    Exhibit 21


Parent Corporation                   Subsidiary and Place of Incorporation
------------------                   -------------------------------------
Nautica Enterprises, Inc.            Nautica Apparel, Inc. (Delaware)
Nautica Enterprises, Inc.            Nautica International, Inc. (Delaware)
Nautica Enterprises, Inc.            Nautica Retail USA, Inc. (Delaware)
Nautica Enterprises, Inc.            Nautica Furnishings, Inc. (Delaware)
Nautica Enterprises, Inc.            Nautica Jeans Company (Delaware)
Nautica Enterprises, Inc.            John Varvatos Company (Delaware)
Nautica Enterprises, Inc.            Earl Jean, Inc. (Delaware)
Nautica Enterprises, Inc.            Nautica Children's Company (Delaware)
Nautica Enterprises, Inc.            The E. Magrath Apparel Company (Texas)